SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made between Scholar Rock, Inc., a Delaware corporation (the “Company”) and Stuart A. Kingsley (the “Executive”).  The Company together with the Executive shall be referred to as the “Parties”. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement dated as of July 14, 2020 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Executive with certain severance pay and benefits (the “Severance Benefits”) in the event of certain cessations of employment, subject to, among other things, the Executive entering into, not revoking and complying with a Separation Agreement and Release;

WHEREAS, the Executive’s employment with the Company is ending pursuant to Section 3(c) and Section 4(b) of the Employment Agreement effective July 29, 2021 (the “Date of Termination”);

WHEREAS, this Agreement is the Separation Agreement and Release referred to in the Employment Agreement;

WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Agreement and fully complying with the Continuing Obligations (as defined below), the Company shall provide the Executive with the Severance Benefits; and

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid or provided to the Executive in connection with the ending of the Executive’s employment. By entering into this Agreement, the Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Ending of Employment; Resignation from Board. The Executive’s employment shall end on the Date of Termination. The Parties acknowledge and agree that the Company has satisfied its obligations under Section 3(e) of the Employment Agreement. The Executive confirms his resignation as of the Date of Termination as a member of the Company’s Board of Directors (the “Board”) and from any other officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates and agrees to execute any documents reasonably requested by the Company in order to effectuate such resignations. As of the Date of Termination, the Executive shall have no further employment relationship with the Company or any of its subsidiaries or affiliates.

2.Accrued Benefit. The Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and 127.308 hours of accrued but unused vacation through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

In addition, regardless of whether this Agreement becomes effective, the Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover, including payment obligations and information about the American Rescue Plan Act’s (“ARPA’s”) COBRA subsidy provisions. In accordance with and subject to the provisions of ARPA, if the Executive elects and remains eligible for COBRA, the Company will pay both the employer and employee portion of the COBRA premium until the earliest of (i) September 30, 2021, (ii) the date that the Executive becomes eligible for group health care coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for health care coverage. Any COBRA continuation coverage after September 30, 2021 will be at the Executive’s own cost, except as provided in Section 3(b) below.

The Executive will cease vesting in his equity awards on the Date of Termination. The unvested portion of any equity awards shall terminate as of the Date of Termination, and the vested portion of any equity awards shall be governed by the terms and conditions set forth in the Scholar Rock Holding Corporation’s 2018 Stock Option and Incentive Plan (as amended and/or restated from time to time) and the applicable stock option agreement (together, the “Equity Documents”).

3.Severance Benefits. In exchange for, among other things, the Executive signing, not revoking and complying with the terms of this Agreement, the Company shall:

(a)pay the Executive an amount equal to (A) twelve (12) months of the Executive’s Base Salary plus (B) $170,307.12, which is the Executive’s Prorated Incentive Compensation (collectively, the “Severance Amount”); and

(b)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects and remains eligible for COBRA health continuation as of October 1, 2021, then the Company shall, until the earlier of the 12 month anniversary of the Date of Termination or the end of the Executive’s COBRA health continuation period, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Executive for such cost) that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 3, to the extent taxable, shall be paid out in substantially equal installments over twelve (12) months in accordance with the Company’s payroll practice commencing on the first practicable payroll date following the Effective Date of this Agreement (as defined below). Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.General Release. In consideration for, among other terms, the Severance Benefits set forth in Section 3 of this Agreement, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Chapter 151B of the Massachusetts General Laws; under any federal, state, local or foreign statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims as a Company stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or the Indemnification Agreement between Scholar Rock Holding Corporation and the Executive dated July 14, 2020 (the “Indemnification Agreement”), or coverage, if any, under applicable directors’ and officers’ insurance policies.

5.Return of Property. The Executive is required to immediately return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). By signing below, the Executive acknowledges that all such Company Property has been returned to the Company. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination. The obligations contained in this Section 5 are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated July 14, 2020 (the “Restrictive Covenant Agreement”), a copy of which is attached hereto as Exhibit A.

6.Non-Competition.  In order to protect the Company’s Proprietary Information (as defined in the Restrictive Covenant Agreement) and good will, and in connection with the Executive’s separation from employment, for a period of one (1) year following the Date of Termination (the “Restricted Period”), the Executive will not directly or indirectly, anywhere in the world, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer, or otherwise, engage in, participate in, or perform: (a) any job, position, function, role, or activity that (i) is the same as or similar to that which the Executive performed for the Company during any part of the two-year period immediately preceding the Date of Termination and (ii) involves products, services, or a line of business (in each case, including but not limited to the research, development, manufacture, or commercialization of any products, services, or line of business) that is competitive with or that substitutes for or that eliminates the need for, any products, services, or a line of business (in each case, including but not limited to the research, development, manufacture, or commercialization of any products, services, or a line of business) of the Company at any time during the two-year period immediately preceding the Date of Termination; or (b) any other job, position, function, role, or activity that would likely or inevitably, even if unintentionally, require or result in the use or disclosure of the Company’s Proprietary Information or the use of the Company’s customer goodwill, provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. The Executive acknowledges that the covenants in this Section 6 are necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. The Executive acknowledges and agrees that this Section 6 applies in lieu of, and fully supersedes, the non-competition provision in Section 8(A) of the Restrictive Covenant Agreement, and the Executive shall not be entitled to any payments pursuant to Section 8(A) of the Restrictive Covenant Agreement. For the avoidance of doubt, the remainder of the Restrictive Covenant Agreement remains in full force and effect and is incorporated by reference herein.

7.Communications. The Executive agrees that he will not communicate about his departure with anyone until after the Company has made a formal written announcement about the Executive’s departure through an email communication (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and spouse about his departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. Once the Company has made the Company Announcement, the Executive agrees to limit any communications regarding his departure to statements consistent with the Company Announcement.

8.Non-Disparagement. Subject to Section 13 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company or any of the Releasees. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees.

9.Transitioning Duties.  The Executive agrees to be reasonably available to answer questions related to transitioning his duties following the Date of Termination and through the end of the period in which he receives the Severance Amount. The Company will not utilize this Section 9 to unreasonably interfere with the Executive’s search for employment or with any subsequent employment.

10.Cooperation.  The Executive shall cooperate fully with any reasonable request of the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 10.

11.Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Benefits is conditioned on his full compliance with Sections 5 through 10 of this Agreement and the provisions of the Restrictive Covenant Agreement (collectively, the “Continuing Obligations”); provided, however, and for the avoidance of doubt, that the post-employment non-competition provision in Section 8(A) of the Restrictive Covenant Agreement shall not apply and is superseded by Section 6 of this Agreement. In the event that (i) the Executive fails to comply with any of the Continuing Obligations, or (ii) the Board learns new information after the Date of Termination and determines that the Executive’s employment could have been terminated for Cause under the Employment Agreement, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Benefits and/or to seek repayment of any previously paid Severance

Benefits. Such termination in the event of a breach by the Executive shall not affect the general release in Section 4 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorneys’ fees and costs associated with any such breach by the Executive.

12.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

13.Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s  (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge or complaint with any federal agency or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

14.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Executive signs this Agreement prior to the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) business days from the date of his execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenant Agreement).

15.Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenant Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

16.Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement between the Executive and the Company concerning the Executive’s employment with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s employment with the Company including, without limitation, the Employment Agreement, provided that the Equity Documents shall continue to be in full force and effect in accordance with their terms. For the avoidance of doubt, the Indemnification Agreement shall continue to be in full force and effect in accordance with its terms.

17.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a member of the Board.

18.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

19.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation or benefits from the Company related to his employment following the Date of Termination except as specifically set forth in this Agreement.

20.Arbitration of Disputes.  The Company and the Executive agree that the “Arbitration of Disputes” provision in Section 8 of the Employment Agreement shall continue to apply, the terms of which are incorporated by reference into this Agreement. For the avoidance of doubt, Section 8 of the Employment Agreement shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including, without limitation, to enforce the Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to Section 8 of the Employment Agreement.

21.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of the Employment Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

22.Governing Law; Interpretation. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

23.Assignment; Successors and Assigns.  Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

24.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

SCHOLAR ROCK, INC.

By:/s/ David Hallal

Name: David Hallal

Title:  Chairman of the Board

Date: 8/4/2021

EXECUTIVE

/s/ Stuart A. Kingsley

Stuart A. Kingsley

Date: 8/4/2021

EXHIBIT A

Restrictive Covenant Agreement

Employee Non-Competition, Non-Solicitation,

Confidentiality and Assignment Agreement

SCHOLAR ROCK, INC.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment, continued employment by or other service relationship with Scholar Rock, Inc. (the “Company”), I agree to the terms and conditions of this Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Agreement”). For purposes of this Agreement, references to the employment relationship shall mean any employment, co-employment, independent contractor or other service relationship, whether directly or through a third party, that I may have with the Company.

1.            Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, pre-clinical and clinical testing data and strategies, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.             Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.             Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third parties which require the Company to protect or refrain from unauthorized use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.             Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.             Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, resources, proprietary information or know-how, or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

 To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

 This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises, resources, proprietary information, know-how or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.            Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.             Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby grant a power of attorney by designating and appointing each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.             Restrictive Covenants.

A.	Non-Competition Restrictive Covenants

In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason, unless the Company terminates my employment without Cause or lays me off, or such shorter period as the Company designates in writing to me in connection with the ending of my employment relationship (the “Restricted Period”), I will not directly or indirectly, anywhere in the United States, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer, or otherwise, engage in, participate in, or perform: (a) any job, position, function, role, or activity that (i) is the same as or similar to that which I performed for the Company during any part of the two-year period immediately preceding the end of my employment with the Company and (ii) involves products, services, or a line of business (in each case, including but not limited to the research, development, manufacture, or commercialization of any products, services, or line of business) that is competitive with or that substitutes for or that eliminates the need for, any products, services, or a line of business (in each case, including but not limited to the research, development, manufacture, or commercialization of any products, services, or a line of business) of the Company at any time during the two-year period immediately preceding the end of my employment with the Company; or (b) any other job, position, function, role, or activity that would likely or inevitably, even if unintentionally, require or result in the use or disclosure of the Company’s Proprietary Information or the use of the Company’s customer goodwill, provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. Furthermore, I acknowledge and agree that the Company shall have the option of enforcing the aforementioned non-competition restriction, up to and including the full duration of the Restricted Period. In the event the Company elects to enforce said non-competition restriction, the Company will cause to be paid to me fifty percent (50%) of my highest annualized base salary paid by the Company within the two (2) years preceding the termination of my employment, for as long as the Company elects to enforce said non-competition restriction, subject further to limitations on payments owed to an employee who has breached a fiduciary duty owed to the Company or who has unlawfully taken Company property to the extent permitted by applicable law. I acknowledge and agree that any payments I receive pursuant to this paragraph 8(a) shall reduce (and shall not be in addition to) any severance or separation pay that I am otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise.

B.	Non-Solicitation Restrictive Covenants

In order to protect the Company’s Proprietary Information and good will, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person.

I acknowledge that this covenants in this paragraph 8 are necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. I further acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.             Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.           Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information, know-how or material belonging to any previous employer or others.

11.           Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. In the event of any litigation concerning this Agreement, the Company and I agree that the prevailing party shall be entitled to costs relating to such litigation, including reasonable attorneys’ fees and expenses.

12.           Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to and/or incorporates any Proprietary Information.

13.          No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14.           Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15.           Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities. If I am named an inventor in one or more patent applications that resulted during my employment with the Company, I agree to use commercially reasonable efforts to keep the Company apprised of my contact information for an additional twenty-four (24) months.

16.          Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.           Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.          Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY. I ACKNOWLEDGE I HAVE BEEN NOTIFIED BY THE COMPANY OF THE RIGHT TO CONSULT WITH COUNSEL OF MY OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT, AND THAT I WAS GIVEN A COPY OF THIS AGREEMENT BY THE EARLIER OF (i) RECEIPT OF A FORMAL OFFER OF EMPLOYMENT, OR (ii) NOT LESS THAN 10 BUSINESS DAYS BEFORE THE COMMENCEMENT OF EMPLOYMENT.

I ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT WILL APPLY TO MY ENTIRE SERVICE RELATIONSHIP WITH THE COMPANY, INCLUDING WITHOUT LIMITATION ANY PERIOD OF SERVICE PRIOR TO THE DATE OF MY SIGNATURE BELOW.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Stuart A. Kingsley
(Employee’s full name)

Type or print name:	Stuart A. Kingsley

Date:	July 14, 2020

Scholar Rock, Inc.

/s/ David Hallal

Authorized Signatory

Date: 7/14/2020

EXHIBIT A

To: Scholar Rock, Inc.

From: Stuart A. Kingsley

Date: July 14, 2020

SUBJECT:              Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒           No inventions or improvements

☐            See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

☐            Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☒           None

☐            See below:

_______________________________________________________________

_______________________________________________________________

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